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EXHIBIT  16.2  TO  FORM  8-K/A

December  20,  2002

Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  DC  20549

Gentlemen:

We have read Item 4 of Form 8-K/A, dated December 20, 2002, of CyberCare, Inc. and are in agreement with the statements relating to Eisner LLP contained therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

                                                  /s/  Eisner  LLP


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